Exhibit 4.2

EXHIBIT B

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF THE SERIES B 4% CONVERTIBLE PREFERRED STOCK
OF
WESTINGHOUSE SOLAR, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Westinghouse Solar, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The following definition in Section 1 of the Corporation’s Certificate of Designation of Preferences, Rights and Limitations of the Series B 4% Convertible Preferred Stock, as previously amended to date (the “Series B Certificate of Designation”) is hereby amended and restated in its entirety to read in full as provided in the following indented paragraph:

“Floor Price” means $0.01 per share of Common Stock (subject to proportional adjustment as a result of stock splits, stock dividends, recapitalizations and the like).

2. The foregoing amendment of the Series B Certificate of Designation has been duly adopted by resolution of the Corporation’s Board of Directors in accordance with the provisions of Sections 141(f) of the General Corporation Law of the State of Delaware, and approved by the Holders of the requisite percentage of the outstanding Series B Preferred Stock.

3.           This amendment to the Series B Certificate of Designation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of Delaware.

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IN WITNESS WHEREOF, Westinghouse Solar, Inc. has caused this Certificate of Amendment to be signed by Margaret Randazzo, Chief Executive Officer and Chief Financial Officer, this 18th day of October, 2012.

Westinghouse Solar, Inc.

By: /s/ Margaret Randazzo
Margaret Randazzo
Chief Executive Officer and Chief Financial Officer

Signature Page to the Certificate of Amendment
of the Certificate of Designation of Preferences, Rights and Limitations of the Series B 4% Convertible Preferred Stock